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	    INDEPENDENT AUDITORS' REPORT ON MANAGEMENT'S ASSERTION
		    ON COMPLIANCE WITH SERVICING STANDARDS



Board of Directors
The Huntington Mortgage Company

We have examined management's assertion that The Huntington Mortgage Company (HMC), a wholly-owned subsidiary of The Huntington National Bank, complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS during the year ended December 31, 1995, included in the accompanying report titled MANAGEMENT'S ASSERTION ON COMPLIANCE WITH SERVICING STANDARDS. Management is responsible for HMC's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about HMC's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about HMC's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on HMC's compliance with specified requirements.

In our opinion, management's assertion that HMC complied with the aforementioned requirements during the year ended December 31, 1995 is fairly stated, in all material respects.


						      /s/Ernst & Young LLP


February 22, 1996






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